Exhibit 99.1

For additional information contact:

Tracy L. Keegan

Executive Vice President and

Chief Financial Officer

(904) 559-8599

Kevin Champagne, Chairman of the board

of Atlantic coast Financial CORPORATION, reTIRES due to HEALTH reasons

John Dolan, previously vice Chairman, assumes chairman's duties and jay Sidhu becomes vice chairman

JACKSONVILLE, Fla. (March 4, 2016) – Atlantic Coast Financial Corporation ("Atlantic Coast" or the "Company," NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today announced that Kevin G. Champagne retired as Chairman of the Board and as a Director of each the Company and the Bank on February 29, 2016, effective immediately, due to health reasons. In light of Champagne's decision, the Board has elevated John J. Dolan from Vice Chairman to Chairman of the Board of each of the Company and the Bank. Jay S. Sidhu has also been named Vice Chairman of both Boards. The Board decided to eliminate the vacancy created by Champagne's retirement by reducing the size of the Company’s Board from eight to seven directors.

Commenting on his decision, Champagne said, "Although it saddens me to leave the important and fulfilling work of this Board and the great Company it leads, I know that this step is the best course of action for me and is in the best interests of my family and Atlantic Coast. I am very grateful for the opportunity to have served as Chairman alongside such capable Directors and with such a talented management team. Together, we have accomplished a lot in the past three years, and I believe that we have firmly placed this Company on a solid path and that it is in good hands."

On behalf of the Board, Dolan added, "We owe Kevin a debt of gratitude for his service to Atlantic Coast and his tireless efforts over the past three years to help lead a notable and significant turnaround in the Company's performance. His leadership as a banker has provided an important underpinning for our management team during a transformative period, and we hope for his full recovery and wish him all the best as he confronts the challenges ahead."

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving the Northeast Florida, Central Florida and Southeast Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Relations.

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